Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2020

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 29, 2021 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2020 results: The Company’s revenues in the fourth quarter 2020 were $41.0 million, compared to $38.0 million in the fourth quarter 2019, an increase of $3.0 million, or 8.0%. For the full year 2020, the Company’s revenues were $160.7 million, compared to $158.3 million in the full year 2019, an increase of $2.4 million, or 1.5%. Carthage Crushed Limestone (“Carthage”), which the Company acquired on July 1, 2020, contributed $2.3 million and $4.6 million to the Company’s revenues for the fourth quarter and full year 2020, respectively.

The increase in Company revenues in the fourth quarter 2020, compared to the fourth quarter 2019, resulted primarily from increased sales of the Company’s lime and limestone products, principally due to the addition of limestone sales by Carthage to agriculture and roofing customers, and increased sales to the Company’s construction and roofing customers, partially offset by decreased demand from the Company’s oil and gas services customers. The increase in revenues in the full year 2020, compared to the full year 2019, resulted primarily from increased sales, principally due to the addition of limestone sales by Carthage and increased sales to the Company’s construction customers, partially offset by decreased demand from the Company’s oil and gas services, environmental, and steel customers. Both the fourth quarter and full year 2020 revenues were also favorably impacted by increases in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $13.2 million in the fourth quarter 2020, compared to $9.8 million in the fourth quarter 2019, an increase of $3.4 million, or 34.8%. Gross profit in the full year 2020 was $47.6 million, an increase of $5.9 million, or 14.2%, from $41.7 million in the full year 2019. The increases in gross profit in the 2020 periods, compared to the comparable 2019 periods, resulted primarily from increases in the average selling prices for the Company’s lime and limestone products, lower fuel costs, and increased operating efficiencies associated, in part, with the new kiln at the Company’s St. Clair facility, which began producing commercially saleable quicklime in the second quarter 2019, partially offset by increased costs incurred in the 2020 periods associated with responding to the COVID-19 pandemic.

Selling, general and administrative (“SG&A”) expenses were $3.2 million in the fourth quarter 2020, compared to $3.3 million in the fourth quarter 2019, a decrease of $0.1 million, or 3.1%, primarily due to legal expenses in the 2019 period associated with the acquisition of Carthage, partially offset by increased stock-based compensation, principally due to higher prices for the Company’s common stock. SG&A expenses were $12.2 million in the full year 2020, compared to $11.5 million in the full year 2019, an increase of $0.7 million, or 5.8%. The increases in SG&A expenses for the full year 2020, compared to the full year 2019, resulted primarily from increased personnel expenses, including stock-based compensation, and increased legal expenses and COVID-19 pandemic costs in the second quarter 2020.

In the fourth quarters 2020 and 2019, the Company recognized an impairment charge of $1.6 million ($1.2 million, net of tax) and $0.9 million ($0.7 million, net of tax), respectively. Continuing low prices for natural gas and natural gas liquids have reduced the estimates for future economically feasible production, which has impaired the recoverability of the assets as they approach the end of their useful lives. The carrying values of the long-lived assets of the Company’s natural gas interests were $2.0 million at December 31, 2020. The Company’s revenues in the fourth quarter and full year 2020 included $332 thousand and $1.0 million, respectively, from natural gas interests, compared to $295 thousand and $1.3 million in the fourth quarter and full year 2019, respectively. The Company’s gross profit in the fourth quarter and full year 2020 included losses of $10 thousand and $396 thousand from natural gas interests, respectively, compared to losses of $417 thousand and $367 thousand in the fourth quarter and full year 2019, respectively.

Income tax expense increased to $1.2 million in the fourth quarter 2020, compared to $1.0 million in the fourth quarter 2019. Income tax expense increased to $5.8 million in the full year 2020, compared to $4.8 million in the full year 2019, primarily due to the increase in income before taxes in 2020, compared to 2019. In addition, for 2019, the Company’s effective income tax rate was reduced as a result of research and development tax credits.

The Company reported net income of $7.3 million ($1.28 per share diluted) and $28.2 million ($5.00 per share diluted) in the fourth quarter and full year 2020, respectively, compared to $5.0 million ($0.89 per share diluted) and $26.1 million ($4.64 per share diluted) in the fourth quarter and full year 2019, respectively, increases of $2.3 million, or 45.3%, and $2.2 million, or 8.3%, respectively.

Federal, state, and local governmental responses to the COVID-19 pandemic, which include restrictions requiring social distancing and restrictions on business activities and movement of people in the markets for the Company’s lime and limestone products, began to take effect the last two weeks of March 2020 and continue in effect in many of the Company’s markets. Recently, the United States has seen multiple surges of COVID-19 cases which could impact the economic recovery that has occurred to date. Until there are successful implementations of COVID-19 vaccination programs, the Company expects a continued slowdown in economic activity as restrictions continue, or even expand, which the Company anticipates may continue to have an adverse impact on the demand for its lime and limestone products, particularly with respect to its customers in certain industries, and put downward pressure on the prices the Company is able to realize for its products.

“During the fourth quarter 2020, we continued to see strong demand from our construction customers, and we are encouraged by the return of demand from our steel and power generation customers, although the economic slowdown continues to adversely impact demand from oil and gas services customers,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “We believe that the Carthage acquisition has complemented our existing geographic footprint, and we are moving to integrate its operations and customer base. I am pleased with our overall financial performance this year and the outstanding efforts of our employees in the face of the unprecedented challenges brought about by the pandemic. We will continue to be diligent in focusing on the safety of our employees and individuals at our facilities that deliver lime and limestone products to the essential businesses and communities we serve, and finding additional ways to further increase operating efficiencies to mitigate some of the adverse effects of any decreases in demand and increased costs resulting from the pandemic”.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on March 12, 2021 to shareholders of record at the close of business on February 19, 2021.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
INCOME STATEMENTS

Revenues	$40,990	$37,965	$160,704	$158,277
Cost of revenues	27,819	28,192	113,117	116,601
Gross profit	$13,171	$9,773	$47,587	$41,676

Selling, general and administrative expenses	$3,159	$3,260	$12,168	$11,500
Impairment of long-lived assets	1,550	930	1,550	930
Operating profit	$8,462	$5,583	$33,869	$29,246
Interest expense	62	61	248	244
Interest and other income, net	(51)	(439)	(451)	(1,898)
Income tax expense	1,197	968	5,849	4,844
Net income	$7,254	$4,993	$28,223	$26,056

Income per share of common stock:
Basic	$1.29	$0.89	$5.01	$4.64
Diluted	$1.28	$0.89	$5.00	$4.64
Weighted-average shares outstanding:
Basic	5,634	5,613	5,629	5,612
Diluted	5,647	5,625	5,640	5,621
Cash dividends per share of common stock	$0.160	$5.485	$0.640	$5.890

			December 31,	December 31,
			2020	2019
BALANCE SHEETS
Assets:
Current assets			$123,996	$92,735
Property, plant and equipment, net			152,461	150,687
Other non-current assets			2,641	3,615
Total assets			$279,098	$247,037
Liabilities and Stockholders’ Equity:
Current liabilities			$11,588	$9,459
Deferred tax liabilities, net			21,531	17,218
Other long-term liabilities			2,787	3,228
Stockholders’ equity			243,192	217,132
Total liabilities and stockholders’ equity			$279,098	$247,037

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